Exhibit 10.1

June 25, 2025

Dear Deborah:

On behalf of STAAR Surgical Company (“STAAR”), I want to thank you for your contributions to STAAR’s success as Interim Chief Financial Officer. As we discussed, STAAR is pleased to offer you the position of Chief Financial Officer, reporting to Stephen Farrell, Chief Executive Officer, effective June 25, 2025.

Your new annual base salary will be $495,000, and you will be eligible for all the health and welfare benefits offered to Executives through STAAR’s current policies.

Subject to approval of the Compensation Committee of the Board of Directors, you will receive an initial equity award valued at $1,400,000 to be granted on your start date. The total value of your equity award will be 50% in restricted stock units (RSUs) and 50% in performance stock units (PSUs). The RSUs will vest over a three-year period: 33% cliff vesting upon the first anniversary of the grant, 33% vesting on the second anniversary and 33% vesting on the third anniversary off the grant. The PSUs will vest according to STAAR’s 2025 PSU Plan and PSU Award Agreement for the performance period ending December 31, 2027. Additionally, you will be eligible to receive annual equity awards through participation in STAAR’s Equity Incentive Plan.

In addition, you will participate in our Corporate Annual Incentive Bonus Program. You will have a target bonus of 55% (prorated) of your annual base salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives.

You are also eligible to participate in the Executive Severance and Change in Control Agreement.

By accepting this offer, you acknowledge that the compensation and benefits set forth in this letter replace and supersede that letter dated March 14, 2025, with respect to your role as Interim Chief Financial Officer.

Please note that employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by either you or STAAR in its sole discretion at any time.

Deborah, we are very excited to have you as part of the STAAR Executive Team. We believe your contributions will quickly have a significant and long lasting impact on STAAR.

Sincerely,

/s/ Bill Goodmen

Bill Goodmen

Vice President Global Human Resources

cc. Steve Farrell

/s/ Deborah Andrews	06/27/2025
Deborah Andrews	Date

STAAR Surgical Company W: staar.com

25510 Commercentre Dr., Lake Forest, CA 92630 P: (626) 303-7902